Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of December 16, 2020 (the “Effective Date”) is entered into by and between Eric Bauer (“Employee”) and Nuverra Environmental Solutions, Inc. (the “Company”) (each of the Employee and the Company, a “Party,” and collectively, the “Parties”).
WHEREAS, the Company and Employee have previously entered into that certain Employment Agreement dated as April 3, 2020 (the “Existing Agreement”) pursuant to which the Company employs Employee in the capacity of Executive Vice President and Interim Chief Financial Officer of the Company on the terms and conditions set forth therein; and

WHEREAS, the Company and Employee mutually desire to amend the terms of the Existing Agreement as set forth in this Amendment;
NOW, THEREFORE, in consideration of the Parties’ mutual desire to continue the employment relationship between Employee and the Company as well as the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendment to Section 3

Section 3 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“3.    Payments and Benefits Upon Termination Without Cause or Resignation for Good Reason. If during the Term of Employment (as defined below), either (x) the Employee’s employment is terminated by the Company or its successor for any reason other than for Cause, or (y) the Employee resigns for Good Reason (the effective date of any such termination of employment being referred to herein as the “Termination Date”), then the Employee shall be entitled to severance pay and benefits, all of which shall be paid by the Company less applicable withholdings for taxes and other deductions required by law, consisting of:

(a) if the Termination Date is prior to January 1, 2021, the sum of twelve (12) months of Base Salary in effect immediately prior to the Termination Date, plus, provided the Employee timely elects continuation coverage in the Company’s group health and dental plan continuation coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and Part 6 of Subtitle B of Title I of the Employee Retirement Income security Act of 1974, as amended (“COBRA”), twelve (12) months of COBRA premiums (based on Employee’s coverage status under the Company’s group health plan on the Termination Date);

(b) if the Termination Date is on or after January 1, 2021 but prior to December 31, 2021, the sum of a number of months of the Base Salary in effect immediately prior to the Termination Date equal to twelve (12) months plus one-half of one additional month for each calendar month of 2021 (including the month in which the Termination Date occurs if the Termination Date is on or after the 15th day of such month) elapsed through and including the Termination Date, plus provided the Employee timely elects COBRA continuation coverage, a number of months of COBRA premiums (based on Employee’s coverage status under the Company’s group health plan on the Termination Date) equal to twelve (12) months plus one-half of one additional month for each calendar month of 2021 (including the month in which the Termination Date occurs if the Termination Date is on or after the 15th day of such month) elapsed through and including the Termination Date; or
(c) if the Termination Date is on or after December 31, 2021, the sum of twenty eighteen (18) months of the Base Salary in effect immediately prior to the Termination Date, plus provided the Employee timely elects COBRA continuation coverage, eighteen (18) months of COBRA premiums (based on Employee’s coverage status under the Company’s group health plan on the Termination Date).
All payments under this Section 3 are conditioned upon the Employee’s execution of a separation agreement substantially in the form attached as Exhibit A hereto. The payments described in this Section 3 shall be provided to the Employee within sixty (60) days after the Employee’s termination of employment date, in each case provided the Employee has executed the separation agreement described herein and such agreement has become and, at the time of payment, remains enforceable. ”
2.Amendment to Section 6(a)(i)

Section 6(a)(i) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(i)    Non-Competition. During Employee’s employment and until twelve (12) months after the date on which Employee’s employment terminates (the “Non-Compete Period”) (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this section, the period which is required for such litigation), without the express written approval of a majority of the Board, Employee will not directly or indirectly, Compete (as defined below) against Company anywhere in the Market (as defined below).”

3.No Other Amendments

Other than the amendments expressly set forth in Section 1 and Section 2 of this Amendment, no other provisions of the Existing Agreement are amended, modified or waived by this Amendment, and the Parties hereby ratify and confirm the Existing Agreement (as amended hereby) in all respects.

4.Headings

The headings in this Amendment are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Amendment.

5.Counterparts

This Amendment may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument, and the Parties shall be entitled to sign and transmit an electronic signature of this Amendment (whether by facsimile, PDF or other email transmission).

6.Governing Law

This Amendment shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict/choice of law principles.
[Signatures appear on following page.]

IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Charles K. Thompson
Name:	Charles K. Thompson
Its:	Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Eric Bauer
Eric Bauer